Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation in the foregoing Amendment No. 1 to the Registration Statement on Form S-1/A (File No. 333-274913) of Perfect Moment Ltd. of our report dated August 4, 2023, relating to their consolidated financial statements as of March 31, 2023 and 2022 and for the years then ended (which report includes an explanatory paragraph relating to substantial doubt about Perfect Moment Ltd.’s ability to continue as a going concern). We also consent to the reference to our firm under the caption “Experts” in the prospectus.

/s/ Weinberg & Company

Los Angeles, California

November 6, 2023

1925 Century Park East, Suite 1120

Los Angeles, California 90067

Telephone: 310.601.2200

Fax: 310.601.2201

www.weinbergla.com